Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-289913), (No. 333-275845), (No. 333-268001), (No. 333-260910), (No. 333-254714), (No. 333-226839), (No. 333-213345), (No. 333-209395), (No. 333-192248), and (No. 333-181324), Form S-1 (No. 333-294716) and Form S-3 (No. 333-276722) of our report dated July 14, 2026, relating to the consolidated financial statements of VivoSim Labs, Inc. as of March 31, 2026 and for the year then ended, included in this Annual Report on Form 10-K for the year ended March 31, 2026. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

July 14, 2026